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                                                                    EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS

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

                                                              THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                       SEPTEMBER 30,
                                                         -----------------------------       ------------------------------
                                                            1999               1998             1999                1998
                                                         -----------       -----------       -----------        -----------
Basic:
 Average shares outstanding ......................         4,055,092         4,173,159         4,084,862          4,167,832
 Net income (loss) attributable to common
   shareholders ..................................       $    74,000       $   722,000       $  (112,000)       $ 2,681,000
 Per share amount ................................       $     .0182       $     .1730       $    (.0274)       $     .6433
Diluted:
 Average shares outstanding ......................         4,055,092         4,173,159         4,084,862          4,167,832
 Net effect of dilutive stock
   options -- based on the treasury stock
   method using period-end market price, if
   higher than average market price ..............                --         1,041,728                --          1,041,728
Assumed conversion of Class A convertible
 Preferred stock .................................                --           420,000                --            420,000
      Total ......................................         4,055,092         5,634,877         4,084,862          5,629,560
Net income (loss) ................................       $    74,000       $   747,000       $  (112,000)       $ 2,750,000
Per share amount*                                        $     .0182       $     .1326       $    (.0274)       $     .4885
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*    Due to a loss for the quarter ended September 30, 1999 and for the nine months ended September 30, 1999, the conversion of common stock equivalents would be anti-dilutive.